Exhibit 10.1

SALE AND PURCHASE AGREEMENT

(100% of the issued shares of OPS Interior Design Consultant Limited)

This Sale and Purchase Agreement (this “Agreement”) is made on this 4th day of May 2026

BETWEEN

(1)	SUPERX AI TECHNOLOGY LIMITED, a company incorporated under the laws of the British Virgin Islands with company number 2073647 and its registered office at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“Seller”); and

(2)	the following individuals (collectively, the “Buyers”, and each a “Buyer”):

(i)	YIP SAI KIT, DICKY;

(ii)	CHAN YUK KI FRANCIS; and

(iii)	SO SIU LAI.

(3)	OPS INTERIOR DESIGN CONSULTANT LIMITED, a company incorporated in Hong Kong with business registration number 58670792 (“Company”).

The Seller, the Buyers and the Company are each referred to as a “Party” and together as the “Parties”.

RECITALS

(A)	The Seller is the legal and beneficial owner of 1,000,000 ordinary shares (the “Sale Shares”), representing 100% of the issued share capital of the Company.

(B)	Each of the Buyers is a director and founder of the Company. The Buyers wish to acquire, and the Seller wishes to dispose of, the Sale Shares on the terms of this Agreement.

(C)	The Parties have agreed the aggregate consideration for the Sale Shares to be HKD 18,764,649, on the terms and conditions set out in this Agreement.

NOW IT IS AGREED

1. Interpretation

1.1	In this Agreement, unless the context otherwise requires:

(a)	“Business Day” means a day (other than a Saturday, Sunday or public holiday) on which banks are open for general business in Hong Kong;

(b)	“Completion” means completion of the sale and purchase of the Sale Shares in accordance with Clause 4;

(c)	“Completion Date” means May 7, 2026, or such other date as the Parties may agree in writing;

(d)	“Consideration” has the meaning given in Clause 3.1;

(e)	“Encumbrance” means any mortgage, charge, pledge, lien, option, right of first refusal, right of pre-emption, third-party right or interest, or any other security interest or encumbrance of any kind; and

(f)	“HKD” means Hong Kong dollars, the lawful currency of Hong Kong.

1.2	References to clauses are to clauses of this Agreement. Headings are for convenience only and do not affect interpretation.

2. Sale and Purchase

2.1	Subject to the terms of this Agreement, the Seller agrees to sell, and the Buyers agree to purchase, the Sale Shares free from all Encumbrances and together with all rights attaching to them as at the Completion Date.

2.2	The Sale Shares shall be transferred to the Buyers in the following proportions:

(a)	Yip Sai Kit, Dicky — 333,334 shares;

(b)	Chan Yuk Ki Francis — 333,333 shares; and

(c)	So Siu Lai — 333,333 shares.

2.3	The Buyers acknowledge and agree that they are acquiring the Company on an “as-is, where-is” basis, including all contracts, assets, employees and liabilities of the Company existing as at the Completion Date, all of which shall remain with the Company following Completion. The Seller makes no representation or warranty as to the Company’s business, assets or liabilities other than as expressly set out in Clause 5.

2.4	The Parties confirm that there is no intellectual property of the Seller or any of its affiliates (other than the Company itself) that is used in or required for the business of the Company, and no intellectual property is being transferred separately under this Agreement.

2.5	No Use of Seller’s Name or Marks. From and after Completion, the Buyers shall procure that the Company shall not use, register, or apply to register any name, trade mark, logo, domain name or branding which contains, incorporates or is confusingly similar to “SuperX”, “SUPX”, or any other name, mark or branding of the Seller or any of its affiliates, and shall promptly take all steps reasonably required by the Seller to remove any such references from the Company’s records, marketing materials, websites and corporate communications.

3. Consideration

3.1	The total consideration for the Sale Shares is HKD 18,764,649 (the “Consideration”).

3.2	As at the date of this Agreement, the Seller is liable to the Company in respect of an aggregate intercompany amount of HKD 18,764,649 (the “Intercompany Payable”). The Buyers shall, jointly and severally, be liable to the Seller for the Consideration in respect of the Sale Shares. The Consideration shall be satisfied in full at Completion as follows: (a) the Buyers shall, jointly and severally, assume the Intercompany Payable as primary obligor in the place of the Seller, and from and after Completion shall be liable to the Company for the Intercompany Payable as if the Buyers had been the original obligor thereof; (b) the Company hereby consents to the assumption referred to in paragraph (a) and, with effect from Completion, releases and discharges the Seller from all obligations and liabilities in respect of the Intercompany Payable; and (c) the Buyers’ assumption of, and primary liability for, the Intercompany Payable as contemplated by paragraphs (a) and (b) shall, by way of set-off against the Buyers’ liability for the Consideration, constitute full and final satisfaction of the Consideration, and the Buyers shall have no further liability to the Seller for the Consideration in respect of the Sale Shares.

3.3	The Buyers shall be jointly and severally liable for any portion of the Consideration not otherwise satisfied at or before Completion.

4. Completion

4.1	Completion shall take place on the Completion Date remotely by exchange of executed documents in electronic form, or at such other place and time as the Parties may agree.

4.2	At Completion, the Seller shall deliver (or procure delivery) to the Buyers of:

(a)	duly executed instruments of transfer and bought and sold notes in respect of the Sale Shares;

(b)	the original share certificate(s) for the Sale Shares (or an indemnity for any lost certificate);

(c)	written resignations of any directors or company secretary of the Company nominated by the Seller, effective on Completion;

(d)	a certified copy of the Seller’s board resolutions approving the entry into and performance of this Agreement and the transfer of the Sale Shares;

(e)	the statutory registers, common seal (if any) and corporate records of the Company.

4.3	At Completion, the Buyers shall deliver to the Seller:

(a)	the duly executed instruments of transfer and bought and sold notes countersigned by the Buyers;

(b)	a certified copy of the board resolutions of the Company approving the registration of the transfer of the Sale Shares and appointing any new directors or company secretary nominated by the Buyers; and

(c)	a counterpart of this Agreement duly executed by each Buyer.

5. Warranties

5.1	The Seller warrants to the Buyers, as at the date of this Agreement and at Completion, that:

(a)	the Seller is the sole legal and beneficial owner of the Sale Shares;

(b)	the Sale Shares are fully paid and free from Encumbrances;

(c)	the Seller has full power and authority to enter into and perform this Agreement; and

(d)	this Agreement constitutes valid and binding obligations of the Seller, enforceable in accordance with its terms.

5.2	Each Buyer jointly and severally warrants to the Seller, as at the date of this Agreement and at Completion, that:

(a)	such Buyer has full power and authority to enter into and perform this Agreement;

(b)	this Agreement constitutes valid and binding obligations of such Buyer; and

(c)	such Buyer has all necessary information regarding the Company by virtue of his position as a director and founder of the Company, and is not relying on any representation or warranty of the Seller other than those expressly set out in Clause 5.1.

5.3	Save for the warranties expressly set out in Clause 5.1, all warranties, representations and conditions implied by statute, common law or otherwise are excluded to the maximum extent permitted by law.

5.4	Limitation of Seller’s Liability. Notwithstanding any other provision of this Agreement: (a) the maximum aggregate liability of the Seller under or in connection with this Agreement (including for any breach of warranty under Clause 5.1) shall not exceed the Consideration; (b) no claim shall be brought against the Seller under this Agreement unless written notice of the claim, with reasonable particulars, is given to the Seller within twelve (12) months after the Completion Date; (c) the Seller shall have no liability for any individual claim where the amount of liability does not exceed HKD 80,000, and no liability in aggregate unless and until the aggregate liability exceeds HKD 400,000 (in which case the Seller shall be liable for the full amount and not only the excess); (d) the Seller shall have no liability for any loss to the extent it is contingent, indirect, consequential or relates to loss of profits, loss of opportunity or loss of goodwill; and (e) the Buyers shall not be entitled to recover more than once in respect of the same loss.

6. Mutual Release

6.1	With effect from Completion, and save in respect of the Parties’ obligations under this Agreement:

(a)	the Seller releases the Company and each Buyer from all claims, demands and liabilities (whether known or unknown, present or future) which the Seller has or may have against the Company or any Buyer arising on or before Completion; and

(b)	each Buyer releases, and shall procure that the Company releases, the Seller and its affiliates from all claims, demands and liabilities (whether known or unknown, present or future) which the Company or such Buyer has or may have against the Seller or its affiliates arising on or before Completion; and

(c)	the Company releases the Seller and its affiliates from all claims, demands and liabilities (whether known or unknown, present or future) which the Company has or may have against the Seller or its affiliates arising on or before Completion (including, for the avoidance of doubt, the Intercompany Payable, in respect of which the Seller is released and discharged as provided in Clause 3.2(b)).

6.2	Buyers’ Indemnity. Each Buyer shall, jointly and severally, indemnify and hold harmless the Seller and its affiliates from and against any and all losses, claims, demands, liabilities, damages, costs and expenses (including reasonable legal fees) suffered or incurred by the Seller or any of its affiliates arising from or in connection with any claim, demand or proceeding asserted by the Company (or any successor of the Company) against the Seller or any of its affiliates in respect of any matter arising on or before Completion, notwithstanding the release in Clause 6.1(b).

7. Costs and Stamp Duty

7.1	Each Party shall bear its own legal and professional costs in connection with this Agreement.

7.2	Any Hong Kong stamp duty payable on the transfer of the Sale Shares shall be borne equally by the Seller and the Buyers.

8. Further Assurance

8.1	Each Party shall execute such further documents and do such further acts as the other Party may reasonably require to give full effect to this Agreement.

9. Confidentiality

9.1	Each Party shall keep the existence and terms of this Agreement and all information relating to the transactions contemplated by it confidential, except for disclosure (i) to its professional advisers on a need-to-know basis, (ii) as required by law, regulation, stock exchange rule or order of a competent authority, or (iii) with the prior written consent of the other Parties.

10. General

10.1	Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to its subject matter and supersedes all prior agreements and understandings, whether written or oral.

10.2	Variation. No variation of this Agreement is effective unless in writing and signed by each Party.

10.3	Counterparts. This Agreement may be executed in any number of counterparts, each of which is an original and which together constitute one and the same agreement. Delivery by email of an executed counterpart in PDF format constitutes effective delivery.

10.4	Third Party Rights. A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce any term of this Agreement.

10.5	Governing Law and Jurisdiction. This Agreement and any dispute or claim arising out of or in connection with it are governed by the laws of Hong Kong. The Parties submit to the exclusive jurisdiction of the courts of Hong Kong.

EXECUTION

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SUPERX AI TECHNOLOGY LIMITED

/s/ Yu Chun Kit
Name:	Yu Chun Kit
Title:	Executive Director

BUYERS

/s/ Yip Sai Kit, Dicky
Yip Sai Kit, Dicky

HKID:

/s/ Chan Yuk Ki Francis
Chan Yuk Ki Francis

HKID:

/s/ So Siu Lai
So Siu Lai

HKID:

OPS INTERIOR DESIGN CONSULTANT LIMITED

Name:
Title:	Director

5